EXECUTION COPY

FOURTH AMENDMENT TO CREDIT AGREEMENT AND
COMMITMENT INCREASE AGREEMENT
This FOURTH AMENDMENT TO CREDIT AGREEMENT AND COMMITMENT INCREASE AGREEMENT (this “Amendment”) is made and entered into as of December 2, 2014, by and among QEP RESOURCES, INC., a Delaware corporation (the “Borrower”), the Lenders named on the signature pages hereto (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of August 25, 2011, as amended by that certain First Amendment to Credit Agreement dated as of July 6, 2012, that certain Second Amendment to Credit Agreement dated as of August 13, 2013, and that certain Third Amendment to Credit Agreement dated as of February 25, 2014 (the “Existing Credit Agreement” and as amended by this Amendment, the “Credit Agreement”);
WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended to increase the aggregate amount of the Commitments by $300,000,000 to an aggregate total amount of $1,800,000,000 (the “Commitment Increase”), to extend the maturity date to the date that is five years after the Fourth Amendment Effective Date (as hereinafter defined) and to make certain other amendments to the Existing Credit Agreement as set forth herein;
WHEREAS, the Borrower, through its wholly-owned Subsidiary, QEP Field Services Company, as seller (the “Seller”), and Tesoro Logistics LP, as buyer (the “Buyer”), have entered into that certain Membership Interest Purchase and Sale Agreement dated as of October 19, 2014, as it may be amended (the “Sale Agreement”), pursuant to which the Buyer has agreed to purchase the Borrower’s midstream business, which consists of (i) certain gas gathering systems in the Uinta Basin and certain gas processing complexes in the Green River and Uinta Basins, including any and all commercial contracts or agreements related therewith, and (ii) an approximate 55.8% limited partner interest in QEP Midstream Partners, LP, a publicly traded partnership (“QEPM”), and 100% of QEPM’s general partner, which owns a 2.0% general partner interest in QEPM and 100% of QEPM’s incentive distribution rights, all as more particularly described therein (such sale, the “QEP Field Services Sale”);
WHEREAS, in connection with the QEP Field Services Sale, the Seller will loan to QEPM an amount equal to $230,000,000, which loan will be repaid in cash on the Fourth Amendment Effective Date as hereinafter defined (such transaction, the “MLP Loan Transaction”);
WHEREAS, in addition to the Joint Lead Arrangers and Joint Bookrunners named in the Existing Credit Agreement, Citigroup Global Markets Inc. is now an additional Joint Lead Arranger and Joint Bookrunner; and
WHEREAS, in addition to the Co-Documentation Agents named in the Existing Credit Agreement, Citigroup, N.A. is now an additional Co-Documentation Agent; and
WHEREAS, subject to terms of this Amendment, the Lenders who have Commitments pursuant to the Credit Agreement as reflected on Schedule 2.01 attached hereto, the L/C Issuers and the Administrative Agent have agreed to the Commitment Increase and to extend the Maturity Date and amend the Existing Credit Agreement as set forth in Section 3 below, such amendments to be effective on the Fourth Amendment Effective Date (hereinafter defined).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Definitions.

(a)As used herein: “Existing Lender” means each Lender who is a party to the Existing Credit Agreement; “Increasing Lender” means each Existing Lender whose Commitment shown on Schedule 2.01 attached hereto is greater than its Commitment set forth in Schedule 2.01 attached to the Existing Credit Agreement; “New Lender” means each institution named on Schedule 2.01 attached hereto as a Lender that is not an Existing Lender; and “Term Loan Agreement” means the Term Loan Agreement dated as of April 18, 2012, by and among Borrower, the Wells Fargo Bank as Administrative Agent and the lenders party thereto, as amended by the First Amendment to Term Loan Agreement dated as of August 13 2013, and the Second Amendment to Term Loan Agreement and Commitment Increase Agreement dated as of February 25, 2014. “Transactions” means collectively, the repayment in full of the loans made pursuant to the Term Loan Agreement, the QEP Field Services Sale, the MLP Loan Transaction, the execution of this Amendment, the Borrowing of Loans on the Fourth Amendment Effective Date (if any) and the incurrence of Indebtedness by the Borrower or its Subsidiaries on the Fourth Amendment Effective Date or in connection with the QEP Field Services Sale or the MLP Loan Transaction.

(b)Unless otherwise defined in this Amendment, all other terms used in this Amendment which are defined in the Existing Credit Agreement shall have the meanings assigned to such terms in the Existing Credit Agreement. The interpretive provisions set forth in Section 1.02 of the Existing Credit Agreement shall apply to this Amendment.

2.Commitment Increase; Amended Schedule 2.01.

(a)Commitment Increase. On and as of Fourth Amendment Effective Date: (a) Schedule 2.01 attached to the Existing Credit Agreement shall be amended to read as set forth on Schedule 2.01 attached hereto, (b) each Increasing Lender agrees that its Commitment shall increase to the amount set forth opposite its name on Schedule 2.01 attached hereto, and (c) each New Lender agrees that it shall be a “Lender” under and as defined in the Credit Agreement and shall have a Commitment in the amount set forth opposite its name on the Schedule 2.01 attached hereto. Subject to the conditions to Borrowings set forth herein and in the Credit Agreement, each Increasing Lender and each New Lender agrees to fund Loans on the Fourth Amendment Effective Date in an amount equal to its Pro Rata Share (as set forth in Schedule 2.01 attached hereto) of the Borrowings requested by the Borrower on such date, in each case in an amount up to its Commitment as shown on Schedule 2.01.

(b)Break Funding Charges. The Borrower acknowledges that if, as a result of the refinancing of existing Loans on the Fourth Amendment Effective Date, any Existing Lender incurs any loss, cost or expense as a result of any payment of a Eurodollar Rate Loan prior to the last day of the Interest Period applicable thereto and such Lender makes a request for compensation in accordance with Section 3.05 of the Credit Agreement, the Borrower shall be obligated to compensate such Lender in accordance with such Section.

(c)New Lenders. Each New Lender represents and agrees as follows: (i) it has received a copy of the Existing Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment, (ii) it has, independently and without reliance upon the Administrative Agent, any other agent, any Lender or any arranger, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Amendment, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

(d)Departing Lenders. As used herein, the term “Departing Lender” means any Lender as defined in the Existing Credit Agreement that has a Commitment under (and as defined in) the Existing Credit Agreement but does not have a Commitment listed on Schedule 2.01 attached hereto. Each of the parties hereto agrees and confirms that after giving effect to this Amendment, from and after the Fourth Amendment Effective Date each Departing

Lender’s Commitment shall be $0, its Commitment to make Loans, to purchase participations in L/C Obligations, to purchase participations in Swing Line Loans and to issue Letters of Credit and all other obligations of each Departing Lender as a Lender and an L/C Issuer under the Existing Credit Agreement shall be terminated, and each Departing Lender shall cease to be a Lender and an L/C Issuer for all purposes under the Loan Documents (other than in respect of any terms and conditions of the Existing Credit Agreement (including, without limitation, Section 10.04 or Section 10.13 thereof), which by their terms survive any cancellation of commitments, repayment in full of any Obligations or the termination of any Loan Document).

3.Additional Amendments to the Existing Credit Agreement. The following amendments to the Existing Credit Agreement shall be effective on the date (the “Fourth Amendment Effective Date”) that the conditions set forth in Section 4 of this Amendment have been satisfied.

(a)Certain Amended Definitions. The following defined terms appearing in Section 1.01 (Defined Terms) of the Existing Credit Agreement are amended as set forth below:

(i)The definition of “Aggregate Commitments” is amended by replacing the reference to “$1,500,000,000” with “$1,800,000,000”.

(ii)The definition of “Applicable Rate” is amended by replacing the column titled “Consolidated Leverage Ratio” in its entirety with the following column titled “Consolidated Leverage Ratio”:

Pricing Level	Consolidated Leverage Ratio
1	< 1.00:1.00
2	≥ 1.00:1.00 and < 2.00:1.00
3	≥ 2.00:1.00 and < 3.00:1.00
4	≥ 3.00:1.00

(iii)The definition of “Arrangers” is amended in its entirety to read as follows:
“Arrangers” means Wells Fargo Securities LLC, BMO Capital Markets Financing, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities, LLC and U.S. Bank National Association, in their respective capacities as joint lead arrangers and joint book managers.
(iv)The definition of “Audited Financial Statements” is amended by deleting “December 31, 2010” and inserting in lieu thereof “December 31, 2013”.

(v)The definition of “Change in Law” is amended by adding the words “or taking effect” after the word “adoption” in clause (a) thereof, and by adding the words “or foreign” after the words “United States” in clause (ii) of the proviso thereof.

(vi)The definition of “Change of Control” is amended by (1) amending clause (a) by deleting “(a)” at the beginning thereof and deleting “; or” at the end thereof, and (2) deleting clause (b) in its entirety.

(vii)The definition of “consolidated” or “Consolidated” is amended in its entirety to read as follows:

“consolidated” or “Consolidated” means “consolidated” in accordance with GAAP.
(viii)The definition of “Consolidated EBITDAX” is amended by (1) amending clause (b) thereof in its entirety to read as follows:

“(b) the amount of cash dividends actually received during such period by the Borrower and its Restricted Subsidiaries from Unrestricted Subsidiaries,”
and (2) by adding the following paragraph at the end thereof:
“From and after the Fourth Amendment Effective Date, Consolidated EBITDAX for any four fiscal quarter period ending on or prior to September 30, 2015 will be determined as follows:
(a)    for the four fiscal quarter period ending March 31, 2015, Consolidated EBITDAX shall equal (i) the actual Consolidated EBITDAX for the fiscal quarter ended March 31, 2015 times (ii) four;
(b)    for the four fiscal quarter period ending June 30, 2015, Consolidated EBITDAX shall equal (i) the actual Consolidated EBITDAX for the two fiscal quarters ended June 30, 2015 times (ii) two; and
(c)    for the four fiscal quarter period ending September 30, 2015, Consolidated EBITDAX shall equal (i) the actual Consolidated EBITDAX for the three fiscal quarters ended September 30, 2015 times (ii) four-thirds.”
(ix)The definition of “Consolidated Leverage Ratio” is amended by replacing clause (a) thereof with the words “Consolidated Net Funded Debt as of such date”.

(x)The definition of “Consolidated Net Tangible Assets” is amended by deleting the last sentence thereof.

(xi)The definition of “Debt Ratings Trigger Event” is amended in its entirety to read as follows:

“Debt Ratings Trigger Event” means any change in the Debt Ratings as a result of which the Debt Ratings are (a) Ba2 by Moody’s and BB by S&P, or (b) Ba3 or lower (or unrated) by Moody’s or BB- or lower (or unrated) by S&P.
(xii)The definition of “Defaulting Lender” is amended as follows: in the proviso in clause (d)(ii), after the words “writs of attachment on its assets” add the following: “(except in the case of Export Development Canada)”.

(xiii)The definition of “Eurodollar Rate” is amended by replacing the period at the end of the first sentence thereof with a semicolon, and by adding the following language after such semicolon:

“provided that if such rate that appears on such screen or page shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.”
(xiv)The definition of “FATCA” is amended in its entirety to read as follows:
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
(xv)The definition of “Fee Letter” is amended in its entirety to read as follows:

“Fee Letter” means the letter agreement, dated as of the Fourth Amendment Effective Date, among the Borrower, the Administrative Agent, the Arrangers and the other parties thereto.
(xvi)The definition of “Governmental Authority” is amended by adding the following parenthetical at the end thereof:

“(including any supra-national bodies such as the European Union or the European Central Bank)”
(xvii)The definition of “Interest Period” is amended by replacing clause (a) thereof with the following:

“(a) one week or one, two, three or six months thereafter,”
(xviii)The definition of “L/C Issuer” is amended in its entirety to read as follows:

“L/C Issuer” means, for purposes of Section 2.03(a), Wells Fargo Bank, National Association, Bank of Montreal, Citibank, N.A., Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A. and U.S. Bank National Association (collectively, the “Initial L/C Issuers”), or such other Lender that has agreed, at the request of the Borrower, to issue Letters of Credit hereunder, and that is reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed). The dollar amount of the commitment of each L/C Issuer to issue Letters of Credit hereunder is referred to as its “L/C Commitment.” The L/C Commitment of each Initial L/C Issuer is $50,000,000. When the term “L/C Issuer” is used herein with reference to any Letter of Credit issued hereunder, such term shall mean the issuer of such Letter of Credit, and as otherwise used herein, with reference to any Letter of Credit issued hereunder, the term “the L/C Issuer” shall mean “each L/C Issuer” or “the applicable L/C Issuer,” as the context may require.
(xix)The definition of “Letter of Credit Sublimit” is amended by replacing the reference to “$250,000,000” with “$300,000,000”.

(xx)The definition of “Material Adverse Effect” is amended by (1) deleting “December 31, 2010” and inserting in lieu thereof “December 31, 2013” and (2) deleting the proviso therefrom.

(xxi)The definition of “Material Subsidiaries” is amended by deleting “QEP Field Services Company” therefrom.

(xxii)The definition of “Maturity Date” is amended by deleting “August 25, 2016” and inserting in lieu thereof “December 2, 2019”.

(xxiii)The definition of “Sanctioned Country” is amended in its entirety to read as follows:

“Sanctioned Country” means, at any time, a country or territory which itself is the subject or target of any Sanctions.
(xxiv)The definition of “Sanctioned Person” is amended in its entirety to read as follows:

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of

Foreign Assets Control of the U.S. Department of the Treasury or, the U.S. Department of State, or by the Canadian Government, the United Nations Security Council, the European Union or any European Union member state (whether designated by name or by reason of being included in a class of person), (b) any Person domiciled, registered as located or having its main place of business, operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or the Persons described in the foregoing clauses (a) or (b), or (d) with which any Lender is prohibited from dealing or otherwise engaging in a transaction by any authority listed in clauses (a) or (b) of the definition of “Sanctions”.
(xxv)The definition of “Shareholders’ Equity” is amended by deleting the last sentence thereof.

(xxvi)The definition of “Subsidiary” is amended by deleting the proviso from the last sentence thereof.

(b)Certain Additional Definitions. The following defined terms are hereby added to Section 1.01 (Defined Terms) of the Credit Agreement in the appropriate alphabetical order:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, money-laundering or corruption.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Funded Debt” means Consolidated Funded Debt less unrestricted cash and cash equivalents (up to $500,000,000 from the period beginning on the Fourth Amendment Effective Date through and including December 31, 2015, and up to $50,000,000 thereafter) that is not subject to any Lien other than a Lien granted pursuant to this Agreement or any other Loan Document.
“Fourth Amendment Effective Date” means December 2, 2014.
“Participant Register” has the meaning specified in Section 10.07(f).
“Present Value to Consolidated Funded Debt Ratio” means, as of any date of determination, the ratio of (a) Present Value as of such date to (b) Consolidated Funded Debt as of such date.
“QEP Field Services Sale” means the sale by the Borrower, through its wholly-owned Subsidiary, QEP Field Services Company, to Tesoro Logistics LP, pursuant to the Sale Agreement, of the Borrower’s midstream business, which consists of (a) certain gas gathering systems in the Uinta Basin and certain gas processing complexes in the Green River and Uinta Basins, including any and all commercial contracts or agreements related therewith, and (b) an approximate 55.8% limited partner interest in QEP Midstream Partners, LP, a publicly traded partnership (“QEPM”), and 100% of QEPM’s general partner, which owns a 2.0% general partner interest in QEPM and 100% of QEPM’s incentive distribution rights, for an aggregate consideration of $2,500,000,000, subject to customary purchase price adjustments.
“Sale Agreement” means the Membership Interest Purchase and Sale Agreement dated October 19, 2014, as it may be amended, among QEP Field Services Company,

as seller, and Tesoro Logistics LP, as purchaser, together with all exhibits and schedules thereto and other material agreements executed in connection therewith, together with any amendments thereto.
“Sanctions” means economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, Executive Orders or notices from regulators implemented adapted, imposed, administered, enacted and/or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the Canadian Government, the Norwegian State, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, and any authority acting on behalf of any of them in connection with any economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, Executive Orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced from time to time by any of them.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(iii).
(c)Certain Deleted Definitions. The following defined terms are hereby deleted in their entirety from Section 1.01 (Defined Terms) of the Credit Agreement:

“Consolidated EBITDA-Midstream”
“Consolidated Interest Charges-Midstream”
“Consolidated Net Income-Midstream”
“General Partner”
“Midstream Assets”
“Midstream Services”
“Midstream Subsidiaries”
“MLP”
“MLP Entities”
“MLP IPO”
“MLP IPO Contribution”
“MLP IPO Transactions”
“MLP Registration Statement”
(d)Amendment to Section 2.03(a). Section 2.03(a) (The Letter of Credit Commitment) of the Existing Credit Agreement is amended by deleting the word “or” at the end of Section 2.03(a)(iii)(E), replacing the period at the end of Section 2.03(a)(iii)(F) with “; or” and adding the following new clause (G) after Section 2.03(a)(iii)(F), which shall read in its entirety as follows:

“(G)    the proceeds of such Letter of Credit would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.”
(e)Amendment to Section 2.14(a). Section 2.14(a) (Increase in Commitments) of the Existing Credit Agreement is amended in its entirety to read as follows:

“(a)     Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $500,000,000; provided that any such request for an increase shall be in a minimum amount of $25,000,000. To achieve the requested increase, the Borrower may invite additional Eligible Assignees to become Lenders, which Eligible Assignees shall be approved by the Administrative Agent (unless such Eligible Assignee is an Approved Fund or an Affiliate of a Lender) and the L/C Issuers (which approval, in each case, shall not be unreasonably withheld, conditioned or delayed) and/or ask one or more Lenders to increase their existing Commitments. Any increase in the Aggregate Commitments shall be evidenced by documentation in form and substance reasonably satisfactory to the Administrative Agent, the Borrower, and the Lenders party thereto. For the avoidance of doubt, no Lender shall be obligated to increase its Commitment pursuant to this Section 2.14.”
(f)Amendments to Section 2.15.

(i)Section 2.15(a) (Extension of Maturity Date) of the Existing Credit Agreement is amended by revising the first sentence thereof as follows: replace the phrase “anniversary date of this Agreement” with the phrase “anniversary date of the Fourth Amendment Effective Date” and by revising the proviso at the end to read as follows: “provided that not more than two such extensions shall be effected after the Fourth Amendment Effective Date.”

(ii)Sections 2.15(c)(iv), 2.15(c)(v) and 2.15(c)(vi) of the Existing Credit Agreement are renumbered to be Sections 2.15(d), 2.15(e) and 2.15(f), respectively. The following additional numbering and cross-reference changes are necessary due to such renumbering, and such changes are hereby made, as follows:

(A)In the definition of “Non-Extending Lenders”, the reference to “Section 2.15(c)(iv)” is changed to “Section 2.15(d)”.

(B)Sections 2.15(d) and 2.15(e) are renumbered as Sections 2.15(g) and 2.15(h), respectively.

(C)In Section 2.15(c)(v), the reference therein to “Section 2.15(d)” is changed to “Section 2.15(g)”.

(D)In Section 2.15(c)(vi):

(1)the reference therein to “clause (iii)” is changed to “Section 2.15(c)(iii)”;

(2)the reference therein to “clause (iv)” is changed to “Section 2.15(d)”;

(3)the references therein to “clause (v)” are changed to “Section 2.15(e)”; and

(4)the reference therein to “clause (vi)” is changed to “Section 2.15(f)”.

(g)Amendment to Section 2.16(b). Section 2.16(b) (Defaulting Lender Waterfall) of the Existing Credit Agreement is amended by adding the words “to the extent permitted by applicable Laws,” before the words “Cash Collateralize” in clause third and clause fifth thereof.

(h)Amendments to Section 3.01. Section 3.01 (Taxes) of the Existing Credit Agreement is amended as follows:
(i)By replacing all references in Section 3.01(g) to “executed originals” with the words “executed copies”.

(ii)By replacing all references in Section 3.01(g) to “IRS Form W-8BEN” with the words “IRS Form W-8BEN-E”.

(iii)By adding the following sentence at the end of Section 3.01(g)(ii)(D):

“For purposes of determining withholding Taxes imposed under FATCA, from and after the Fourth Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).”
(i)Amendment to Section 3.04. The last paragraph of Section 3.04(a) (Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans) of the Existing Credit Agreement is amended in its entirety to read as follows:

“and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the L/C Issuer, or other Recipient, the Borrower will pay to such Lender. the L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.”
(j)Amendment to Section 5.09. Section 5.09 (Litigation) of the Existing Credit Agreement is amended by deleting “December 31, 2010” and inserting in lieu thereof “December 31, 2013”.

(k)Amendment to Section 5.12. Section 5.12 (Environmental and Other Laws) of the Existing Credit Agreement is amended by deleting “December 31, 2010” and inserting in lieu thereof “December 31, 2013”.

(l)Amendment to Section 5.19. Section 5.19 of the Existing Credit Agreement is amended in its entirety to read as follows:

“5.19 Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries, their joint ventures and their respective officers and employees and, to the knowledge of the Borrower, the Borrower’s and its Subsidiaries’ directors and agents, have been and are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees, agents or representatives, is (i) a Sanctioned Person, or is involved in any transaction through which it is likely to become a Sanctioned Person, or (ii) subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to any Anti-Corruption Laws or applicable Sanctions, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or issuance of any Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Laws or applicable Sanctions.”
(m)Amendments to Section 6.01(a) and Section 6.01(b). Section 6.01(a) and Section 6.01(b) of the Existing Credit Agreement are each amended by deleting the following language therefrom:

“and with respect to any financial statements relating to a period that includes any date occurring on or after the consummation of the MLP IPO, setting forth a reasonably detailed reconciliation of each of the components reflected in such calculations to the corresponding amounts set forth in such financial statements,”
(n)Amendment to Section 6.01(d). Section 6.01(d) of the Existing Credit Agreement is amended in its entirety to read as follows:

“Intentionally Deleted.”
(o)The first sentence of the paragraph immediately following Section 6.01(d) is amended by replacing the reference therein to “Section 6.01(a), (b), (c) or (d)” with the words “Section 6.01(a), (b) or (c)”.

(p)Amendment to Section 6.02. Section 6.02 (Other Information and Inspections) of the Existing Credit Agreement is amended by adding the following sentence after the first sentence thereof:

“The Borrower will furnish to the Administrative Agent (a) within 15 days of becoming aware, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to any Sanctions against it, any of its Subsidiaries, or any of their respective directors, officers or employees, as well as information on what steps are being taken with regards to answer or oppose such, and (b) within 15 days of becoming aware, any information that it, any of its Subsidiaries, or any of their respective directors, officers or employees has become or is likely to become a Sanctioned Person.”
(q)Addition of Section 6.12. The following is added as a new Section 6.12 to the Credit Agreement:

“6.12    Sanctions. The Borrower shall ensure that neither it, nor any of its Subsidiaries, nor their respective directors, officers or employees, is or will become a Sanctioned Person.”
(r)Amendment to Section 7.06. Section 7.06 (Transactions with Affiliates) of the Existing Credit Agreement is amended by deleting clauses (d) and (e) therefrom, by adding the word “and” before clause (c), and by adding a period at the end of clause (c).

(s)Amendments to Section 7.09. Section 7.09 (Dispositions of Property) of the Existing Credit Agreement is amended as follows:

(i)    Section 7.09(j) is amended by deleting the reference to “Investments in the MLP”, so that Section 7.09(j) as amended hereby reads in its entirety as follows:
“(j) other property which is sold for fair consideration, provided that the net book value of such property sold during any fiscal year, when added to the net book value of other property sold during such fiscal year, do not exceed an amount equal to fifteen percent (15%) of the consolidated net book value of the Borrower’s and its Restricted Subsidiaries’ property, plant and equipment as of the last day of the previous fiscal quarter;”
(ii)    Section 7.09(k) is amended in its entirety to read as follows:
“Intentionally Deleted;”
(iii)    Section 7.09(l) is amended in its entirety to read as follows:
“Intentionally Deleted; and”
(t)Amendment to Section 7.11(a). Section 7.11(a) (Consolidated Funded Debt to Capitalization Ratio) of the Existing Credit Agreement is amended by adding the following sentence at the end thereof:

“From and after the Fourth Amendment Effective Date, the first date for measurement of the Consolidated Funded Debt to Capitalization Ratio shall be March 31, 2015.”
(u)Amendment to Section 7.11(b). Section 7.11(b) (Leverage Ratio) of the Existing Credit Agreement is amended in its entirety to read as follows:

“(b)    Leverage Ratio. As of the last day of each fiscal quarter of the Borrower, the Consolidated Leverage Ratio will not exceed 3.75 to 1.0. From and after the Investment Grade Date, this Section 7.11(b) shall cease to apply. From and after the Fourth Amendment Effective Date, the first date for measurement of the Consolidated Leverage Ratio shall be March 31, 2015.”
(v)Amendment to Section 7.11(c). Section 7.11(c) (Maximum Allowable Debt) of the Existing Credit Agreement is amended in its entirety to read as follows:

“(c)    Present Value to Consolidated Funded Debt Ratio. The Borrower shall maintain, at all times during a Debt Ratings Trigger Period, a Present Value to Consolidated Funded Debt Ratio of at least 1.50 to 1.0. From and after the Fourth Amendment Effective Date, the first date for measurement of the Present Value to Consolidated Funded Debt Ratio shall be March 31, 2015.”
(w)Amendment to Section 7.13. Section 7.13 (MLP Entities) of the Existing Credit Agreement is deleted and replaced with the following:

“7.13    Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”
(x)Amendment to Section 10.07(d). Section 10.07(d) (Participations) of the Existing Credit Agreement is amended by adding the words “or the Swing Line Lender or the L/C Issuer,” before the word “sell”.

(y)Amendment to Section 10.07(f). Section 10.07(f) (Participant Register) of the Existing Credit Agreement is amended by replacing the words “an agent” in the first sentence thereof with the words “a non-fiduciary agent”.

(z)Amended Cover Page. The cover page of the Existing Credit Agreement is hereby replaced in its entirety with the cover page attached hereto as Annex A.

(aa)Amendment to Schedule 5.12. Schedule 5.12 (Environmental Matters) of the Existing Credit Agreement is amended by deleting “December 31, 2010” and inserting in lieu thereof “December 31, 2013”.

(ab)Amendments to Exhibits E-1, E-2, E-3 and E-4. Exhibits E-1, E-2, E-3 and E-4 (Forms of U.S. Tax Compliance Certificate) to the Existing Credit Agreement are amended by replacing all references therein to “IRS Form W-8BEN” with the words “IRS Form W-8BEN-E”.

4.Conditions of Effectiveness. This effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent.

(a)The Administrative Agent shall have received each of the following:

(i)counterparts of this Amendment executed by the Borrower, the Administrative Agent, each L/C Issuer and each Lender with a Commitment shown on Schedule 2.01 attached hereto;

(ii)a Note executed by the Borrower in favor of each New Lender requesting a Note;

(iii)a certificate of a Responsible Officer of the Borrower (A) certifying as to the incumbency and genuineness of the signature of each officer of the Borrower executing this Amendment, (B) certifying that attached thereto is a true, correct and complete copy of the Organization Documents of the Borrower, or certifying that such Organization Documents were delivered on the Closing Date and certifying that since such date there have been no changes thereto and (C) attaching resolutions adopted by the board of directors (or other governing body) of the Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Amendment;

(iv)a certificate evidencing the existence and good standing of the Borrower, issued as of a recent date by the applicable Governmental Authority of its jurisdiction of organization;

(v)a favorable opinion of Latham & Watkins, LLP, covering such matters concerning the Borrower and this Amendment as the Arrangers may reasonably request, in form and substance reasonably satisfactory to the Arrangers, such opinion to be addressed to the Administrative Agent and each Lender;

(vi)(A) quarterly financial statements and compliance certificate as required by the Existing Credit Agreement for the fiscal quarter ended September 30, 2014, and (B) pro forma consolidated financial statements for the Borrower and its Subsidiaries for the nine-month period ended September 30, 2014 (the “Pro Forma Financial Statements”), consisting of a consolidated statement of earnings and a balance sheet, in each case giving pro forma effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of earnings), and in each case certified by a Responsible Officer of the Borrower; and

(vii)A copy of the fully executed Sale Agreement, together with all exhibits and schedules thereto and other material agreements executed in connection with the QEP Field Services Sale, together with any amendments thereto.

(b)All consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Credit Agreement and other Loan Documents shall have been obtained and shall be in full force and effect, and a Responsible Officer shall certify to such effect or shall certify that no such consents, license and approvals are required.

(c)(i) The QEP Field Services Sale shall have been, or substantially concurrently with the satisfaction of the other conditions precedent to the Fourth Amendment Effective Date, shall be, consummated on the Fourth Amendment Effective Date in accordance in all material respects with the terms of the Sale Agreement, and (ii) no provision of the Sale Agreement, in the form of the Sale Agreement filed with the SEC on October 19, 2014, shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Borrower or any of its Subsidiaries shall have been provided thereunder, in each case in a manner which is materially adverse to the interests of the Lenders without the Arrangers’ written consent. Without limiting the foregoing, it is agreed that a reduction in the sales price of more than 25% of the sales price shall be deemed “materially adverse to the interests of the Lenders.”

(d)The Borrower shall have repaid (or substantially concurrently with the satisfaction of the other conditions precedent to the Fourth Amendment Effective Date, shall repay) on the Fourth Amendment Effective Date all Loans and other amounts owed under the Term Loan Agreement.

(e)The Borrower shall have terminated all lender and letter of credit issuer commitments under the QEPM Credit Agreement and shall have repaid (or substantially concurrently with the satisfaction of the other conditions precedent to the Fourth Amendment Effective Date shall repay) on the Fourth Amendment Effective Date all loans and other amounts owed under the QEPM Credit Agreement. As used herein, the “QEPM Credit Agreement” means the Credit Agreement dated as of August 14, 2013 among QEP Midstream Partners Operating, LLC, as Borrower, QEP Midstream Partners, LP, as parent guarantor, Wells Fargo Bank, N.A., as Administrative Agent, and the lenders and other parties thereto, as amended.

(f)On and as of the Fourth Amendment Effective Date, both before and immediately after giving effect to the Transactions, (i) there shall exist no Default, and (ii) the representations and warranties of the Borrower set forth in the Credit Agreement shall be true and correct in all material respects on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, provided that in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.06 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(g)Before and after taking into account the Transactions, since December 31, 2013, there shall not have occurred any event or circumstance that has or could reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect.

(h)The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (A) attaching and certifying as to a true, correct and complete copy of the Sale Agreement or certifying as to a copy that has been filed publicly or previously delivered and (B) a certificate of a Responsible Officer of the Borrower attaching and certifying as to calculations that: (i) indicate the amount of EBITDAX that would have been required for the four quarters ending on September 30, 2014 in order to achieve a Consolidated Leverage Ratio of 3.75 to 1.0 on such date assuming outstanding Consolidated Net Funded Debt on such date in the amount that is outstanding on the Fourth Amendment Effective Date after giving effect to the Transactions, and (ii) indicate the maximum amount of Consolidated Net Funded Debt that would be allowed under a Consolidated Leverage Ratio of 3.75 to 1.0 assuming EBITDAX (calculated using the Pro Forma Financial Statements delivered pursuant to Section 4(a)(vi) above) for the three quarters ending September 30, 2014 times 4/3, (C) certifying that, after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are solvent on such date, and (D) certifying as to the matters set forth in clauses (b) - (g) of this Section 4.02(a) and as to the representations and warranties set forth in Section 5 below;

(i)The Administrative Agent shall have received, to the extent not previously delivered and to the extent requested, at least two Business Days prior to the Fourth Amendment Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(j)The Borrower shall have paid all Lender upfront fees, Arranger fees and the Administrative Agent and Lead Arranger expenses, including Attorney Costs of one counsel to the Administrative Agent and Wells Fargo Securities, LLC.

(k)The Borrower shall have repaid (or substantially concurrently with the satisfaction of the other conditions precedent to the Fourth Amendment Effective Date shall repay on the Fourth Amendment Effective Date), to the Administrative Agent for the account of the Lenders that are parties to the Existing Credit Agreement, the principal balance of all outstanding Loans together with accrued and unpaid interest thereon, accrued fees and other amounts if any then due and payable to such Lenders under the Agreement.

(l)The Fourth Amendment Effective Date shall occur on or prior to December 31, 2014.

5.Representations and Warranties. The Borrower represents and warrants that on the Fourth Amendment Effective Date both before and after giving effect to the Transactions:

(a)This Amendment has been duly authorized, executed and delivered by the Borrower, and this Amendment and the Credit Agreement as modified hereby each constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights or by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)No Default exists.

(c)The Borrower (or its applicable Affiliate) has received (i) all approvals required by the Organization Documents of the Borrower (or such Affiliate) for the consummation of the QEP Field Services Sale and (ii) all material consents and approvals of Governmental Authorities required for the consummation of the QEP Field Services Sale. The QEP Field Services Sale has been consummated or is being consummated on the Fourth Amendment Effective Date in accordance in all material respects with the terms of the Sale Agreement and in compliance in all material respects with applicable Laws and regulatory approvals.

(d)Other than Borrowings under the Existing Credit Agreement, the Borrower has not incurred material Indebtedness for borrowed money since September 30, 2014.

6.Effect of Amendment. This Amendment, except as expressly provided herein, shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Existing Credit Agreement. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Existing Credit Agreement and the other Loan Documents shall remain the same, and are hereby ratified and affirmed, and the Credit Agreement, as amended hereby, and the other Loan Documents shall continue in full force and effect. From and after the date hereof, each reference in the Credit Agreement, including the schedules and exhibits thereto and the other documents delivered in connection therewith, to the “Credit Agreement,” “this Amendment,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Credit Agreement as amended hereby.

7.Limited Waivers. To the extent necessary to permit the QEP Field Services Sale and the MLP Loan Transaction, the Administrative Agent and the undersigned Lenders hereby waive the provisions of Section 7.09 and Section 7.13(e) of the Existing Credit Agreement. The waivers set forth in this Amendment are limited precisely as written and shall not be deemed to: (a) be a waiver of or a consent to the modification of or deviation from any other term or condition of the Credit Agreement or the other Loan Documents or any of the other instruments or agreements referred to therein; or (b) prejudice any right or rights which any Lender, the L/C Issuer, the Swing Line Lender or the Administrative Agent now has or may have in the future under or in connection with the Credit Agreement, the Loan Documents or any of the other instruments, agreements or other documents referred to therein.

8.Miscellaneous. This Amendment shall for all purposes be construed in accordance with and governed by the laws of the State of New York. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or in electronic form shall be effective as the delivery of a manually executed counterpart. This Amendment shall be a “Loan Document” as defined in the Credit Agreement.

9.Waiver of Advance Notice of Prepayment and Termination of Commitments under the Term Loan Agreement and under the QEPM Credit Agreement.

(a)Borrower shall have repaid (or substantially concurrently with the satisfaction of the other conditions precedent to the Fourth Amendment Effective Date, shall repay) on the Fourth Amendment Effective Date all Loans and other amounts owed under the Term Loan Agreement, as required by Section 4(d) of this Amendment. Execution of this Amendment by the Lenders who are lenders under the Term Loan Agreement shall constitute a waiver of the notice provisions in Section 2.05 of the Term Loan Agreement that would otherwise be applicable to such prepayment, and the administrative agent under the Term Loan Agreement may rely on this Section 9.

(b)QEPM has given, or contemporaneously with the Borrower’s execution and delivery of this Amendment is giving, to the administrative agent under the QEPM Credit Agreement, notice of the termination of commitments of the lenders under the QEPM Credit Agreement, so that such commitments terminate on the Fourth Amendment Effective Date. Execution of this Amendment by the Lenders who are lenders under the QEPM Credit Agreement shall constitute a waiver of the notice provisions in Section 2.06 of the QEPM Credit Agreement that would otherwise be applicable to such termination, and the administrative agent under the QEPM Credit Agreement may rely on this Section 9.

10.Entire Agreement. THE CREDIT AGREEMENT (AS AMENDED BY THIS AMENDMENT) AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[SIGNATURES PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers effective as of the date first written above.
QEP RESOURCES, INC., as the Borrower

By: /s/ Richard J. Doleshek
Name: Richard J. Doleshek
Title: Executive Vice President
and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer, Swing Line Lender and a Lender
By: /s/ Leanne Phillips
Name: Leanne Phillips
Title: Director

BMO HARRIS FINANCING, INC., as a Lender
By: /s/ Kevin Utsey
Name: Kevin Utsey
Title: Director

CITIBANK, N.A., as a Lender
By: /s/ Lisa Huang
Name: Lisa Huang
Title: Attorney-in-Fact

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By: /s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Vice President

By: /s/ Peter Cucchiara
Name: Peter Cucchiara
Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Lender
By: /s/ Robert Traband
Name: Robert Traband
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By: /s/ Ben J. Leonard
Name: Ben J. Leonard
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender
By: /s/ Sherwin Brandford
Name: Sherwin Brandford
Title: Director

COMPASS BANK, as a Lender
By: /s/ Rhianna Disch
Name: Rhianna Disch
Title: Vice President

BNP PARIBAS, as a Lender

By: /s/ Sriram Chandrasekaran
Name: Sriram Chandrasekaran
Title: Director

By: /s/ Julien Pecoud-Bouvet
Name: Julien Pecoud-Bouvet
Title: Vice President

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By: /s/ Mason McGurrin
Name: Mason McGurrin
Title: Managing Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender
By: /s/ Mark Roche
Name: Mark Roche
Title: Managing Director
By: /s/ Michael Willis
Name: Michael Willis
Title: Managing Director

DNB CAPITAL LLC, as a Lender
By: /s/ Asulv Tveit
Name: Asulv Tveit
Title: Vice President
By: /s/ Joe Hykie
Name: Joe Hykie
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Jonathan Luchansky
Name: Jonathan Luchansky
Title: Assistant Vice President

SUNTRUST BANK, as a Lender
By: /s/ Chulley Bogle
Name: Chulley Bogle
Title: Vice President

TORONTO DOMINION (NEW YORK) LLC, as a Lender
By: /s/ Masood Fikree
Name: Masood Fikree
Title: Authorized Signatory

AMEGY BANK NATIONAL ASSOCIATION, as a
Lender

By: /s/ Kevin Donaldson
Name: Kevin Donaldson
Title: SVP

BRANCH BANKING AND TRUST COMPANY, as a Lender
By: /s/ Ryan K. Michael
Name: Ryan K. Michael
Title: Senior Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender
By: /s/ Trudy Nelson
Name: Trudy Nelson
Title: Authorized Signatory
By: /s/ William M. Reid
Name: William M. Reid
Title: Authorized Signatory

COMERICA BANK, as a Lender
By: /s/ John S. Lesikar
John S. Lesikar
Vice President

EXPORT DEVELOPMENT CANADA, as a Lender
By: /s/ Benoit Dumont
Name: Benoit Dumont
Title: Senior Associate
By: /s/ Christiane de Billy
Name: Christiane de Billy
Title: Senior Financing Manager

FIFTH THIRD BANK, as a Lender
By: /s/ Jonathan H Lee
Name: Jonathan H Lee
Title: Director

GOLDMAN SACHS BANK USA, as a Lender
By: /s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

SANTANDER BANK, N.A., as a Lender
By: /s/ Peter Lopoukhine
Name: Peter Lopoukhine
Title: Sr Banker

SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By: /s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Annex A

Revised Cover Page For Credit Agreement

See the following page

Published CUSIP Number: 74733YAD6

CREDIT AGREEMENT

Dated as of August 25, 2011

as amended by First Amendment to Credit Agreement
dated as of July 6, 2013,
and by Second Amendment to Credit Agreement
dated as of August 13, 2013,
and by Third Amendment to Credit Agreement
dated as of February 25, 2014,
and by Fourth Amendment to Credit Agreement and Commitment Increase Agreement
dated as of December 2, 2014

among

QEP RESOURCES, INC.,
as the Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, L/C Issuer and Swing Line Lender
and
The Lenders Party Hereto

DEUTSCHE BANK SECURITIES INC.
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

BANK OF MONTREAL,
CITIBANK, N.A.
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

WELLS FARGO SECURITIES LLC,
BMO CAPITAL MARKETS FINANCING, INC.,
CITIGROUP GLOBAL MARKETS INC.,
DEUTSCHE BANK SECURITIES INC.,
J.P. MORGAN SECURITIES LLC,
and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

SCHEDULE 2.01
COMMITMENTS
AND PRO RATA SHARES
QEP Resources, Inc. Credit Agreement

Lender	Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$112,500,000.00	6.250%
BMO Harris Financing, Inc.	$94,500,000.00	5.250%
Citibank, N.A.	$94,500,000.00	5.250%
Deutsche Bank AG New York Branch	$94,500,000.00	5.250%
JPMorgan Chase Bank, N.A.	$94,500,000.00	5.250%
U.S. Bank National Association	$94,500,000.00	5.250%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$76,500,000.00	4.250%
Compass Bank	$76,500,000.00	4.250%
BNP Paribas	$76,500,000.00	4.250%
Capital One, National Association	$76,500,000.00	4.250%
Credit Agricole Corporate and Investment Bank	$76,500,000.00	4.250%
DNB Capital LLC	$76,500,000.00	4.250%
PNC Bank, National Association	$76,500,000.00	4.250%
SunTrust Bank	$76,500,000.00	4.250%
Toronto Dominion (New York) LLC	$76,500,000.00	4.250%
Amegy Bank National Association	$58,500,000.00	3.250%
Branch Banking and Trust Company	$58,500,000.00	3.250%
Canadian Imperial Bank of Commerce, New York Branch	$58,500,000.00	3.250%
Comerica Bank	$58,500,000.00	3.250%
Export Development Canada	$58,500,000.00	3.250%
Fifth Third Bank	$58,500,000.00	3.250%
Goldman Sachs Bank USA	$58,500,000.00	3.250%
Santander Bank, N.A.	$58,500,000.00	3.250%
Sumitomo Mitsui Banking Corporation	$58,500,000.00	3.250%
Total	$1,800,000,000.00	100.000%